Exhibit 10.10

CONFIDENTIAL TREATMENT

AMENDED AND RESTATED

PROMOTION AGREEMENT

This AMENDED AND RESTATED PROMOTION AGREEMENT (this “Agreement”) is dated as of April 23, 2009, and effective January 1, 2009 (the “Effective Date”) by and between Kayak Software Corp. (“Kayak”), a Delaware corporation with offices at 55 North Water Street, Suite 1, Norwalk, Connecticut 06854, and Orbitz Worldwide, LLC (“Orbitz”), a Delaware corporation with offices at 500 West Madison Street, Suite 1000, Chicago, IL 60661.

WHEREAS, Orbitz and Kayak were parties to that certain Promotion Agreement, dated as of July 19, 2007 (“July 2007 Agreement”);

WHEREAS, Orbitz and Kayak desire to amend and restate the July 2007 Agreement to add, among other things, provisions related to the Ebookers Sites (hereinafter defined);

WHEREAS, This Agreement supercedes all previous Promotion Agreements (including, without limitation, the July 2007 Agreement) and Amendments to Promotional Agreement between Kayak and any of Orbitz or Orbitz’s Affiliates, including TDS Operations, Inc.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the adequacy of which is hereby acknowledged by the parties, the parties agree as follows:

1.	Definitions.

1.1	“30-Day Look Back Tracking” means a mechanism that credits Kayak for Orbitz Bookings which occur within 30 days after a User clicked on a Result (and on the User’s first return visit to an Orbitz Site following a Click, as long as Kayak was the last pay-for-performance listing (including Orbitz’s email marketing as a pay-for- performance listing) through which the User navigated to an Orbitz Site.

1.2	“Affiliate” means any company or other entity worldwide, including without limitation corporations, partnerships, joint ventures, and limited liability companies, in which Kayak, Orbitz or a third party, as applicable, directly or indirectly holds at least a 50 percent ownership, equity, or financial interest or that is controlled, controls or is under common control with such party.

1.3	“Click” means each activity by a User on a Kayak Site or from the Kayak Service that results in a visit to an Orbitz Site.

1.4	“Dynamic Packaging” means a combination of two or more travel-related services (e.g. hotel accommodations, car rental), at least two of which must be an air, car or hotel booking, for which a customer is quoted a single price, and which is created in real-time in response to a query for specific travel dates and city pair.

1.5	“Ebookers Booking” means when a Click results in the purchase of a travel or travel-related product or service through an Ebookers Site. By way of example, the purchase of air travel would result in a passenger name record (“PNR”).

1.6	“Ebookers Site(s)” means each of the following European-targeted Online Travel Agencies owned or operated by or on behalf of Orbitz: www.mrjet.se, www.mrjet.dk, www.ebookers.com, www.ebookers.ie, www.ebookers.be, www.ebookers.nl, www.ebookers.at, www.ebookers.de, www.ebookers.fr, www.ebookers.es, and www.ebookers.no, including any subdomains or successors of any of the foregoing, as accessed by any medium or means now known or hereafter developed, including without limitation, wireless, broadband and handheld devices. For clarity, the Orbitz Domestic Online Travel Agency websites (and any sub-domains thereof) shall not be considered “Ebookers Sites”.

1.7	“Ebookers Transaction” means each airline ticket, hotel room, car rental booking, or vacation package booked as a result of a click from an applicable Result on a Kayak European Site to an Ebookers Site. By way of example, if a click results in the purchase of two airline tickets and one hotel room booked separately, this would equal three transactions. If a click results in the purchase of a vacation package that includes two airline tickets and one hotel room, this would equal one transaction.

1.8

“Kayak Sites” means each of the following sites owned or operated by or on behalf of Kayak, or by any of Kayak’s Affiliates (whether current or future): www.kayak.com and www.sidestep.com (which are primarily intended for use by residents of the United States, including without limitation any co-branded, private labeled or

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

white-labeled versions thereof, such as the websites operated or managed for third party portal affiliates, e.g., About.com, USA Today) (collectively, the “Kayak Domestic Sites”) and Kayak’s European-based websites having domain names of www.kayak.co.uk, www.de.kayak.com, www.kayak.fr, www.se.kayak.com, www.kayak.it, www.kayak.es, www.no.kayak.com, and www.dk.kayak.com (the “Kayak European Sites”) and any subdomains or successors thereof, as accessed by any medium or means now known or hereafter developed, including without limitation, wireless, broadband and handheld devices.

1.9	“Kayak Service” means Kayak’s software and hardware that facilitate User search, comparison and purchase activities by enabling Queries and generating Results at the Kayak Sites, including any future travel-related functionality and enhancements to the Kayak Sites.

1.10	“Kayak Brand Features” means all trademarks, service marks, logos and other distinctive brand features of Kayak and/or its Affiliates that are used in or relate to their business and which are set forth in Exhibit D.

1.11	“Major Air Suppliers” means American Airlines Inc., Continental Airlines Inc., Delta Air Lines Inc., Northwest Airlines Inc., United Airlines Inc., and US Airways Inc., and any successors or Affiliates thereto, as long as these entities operate a material portion of their U.S. flights existing as of the Effective Date and participate directly in the Kayak Service (unless such entity’s lack of direct participation is the result of Kayak’s election not to have such entity participate).

1.12	“Major Hotel Chains” means Hilton Hotels Corp., Hyatt Corp., Intercontinental Hotels Group PLC, Marriott International Inc., Starwood Hotels and Resorts Worldwide Inc., and Wyndham Worldwide, and any successors or Affiliates thereto, as long as such entity participates directly in the Kayak Service (unless such entity’s lack of direct participation is the result of Kayak’s election not to have such entity participate).

1.13	“Named Online Travel Agency” means []*, and any of their affiliated companies, with the exception of []*, an affiliated company of []*.

1.14	Net Revenue

(A)	“Net Revenue for Orbitz Domestic Online Travel Agencies” means, []*.

(B)	“Estimated Net Revenue for Ebookers Sites” means, []*.

(C)	“Net Revenue for Ebookers Sites” means, []*.

1.15	“Online Travel Agency” means any entity that is primarily engaged in the online provision of reservation services on behalf of an unaffiliated Supplier and is accredited by the Airlines Reporting Corporation (or any like organization performing similar functions with respect to travel agencies and their distribution of air, lodging or rental car reservations). Without limiting the following and their successors and Affiliates are deemed to be Online Travel Agencies: Priceline, Travelweb, Travelocity, Expedia, OneTravel, Hotels.com, TravelNow, Hotwire. Lastminute.com, Mobissimo, Last Minute Travel, Cheapseats.com, MSN Travel, Yahoo Travel, AOL Travel and (to the extent Google launches such a service) Google Travel, Opodo, Travelrepublic, edreams, First Choice, Go Voyages, cheaptickets.nl and Urlaub

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1.16	“Orbitz Booking” means when a Click results in the purchase of a travel, or travel-related, product or service through an Orbitz Site. By way of clarification, the purchase of air travel would result in a passenger name record (“PNR”).

1.17	“Orbitz Brand Features” means all trademarks, service marks, logos and other distinctive brand features of Orbitz or its Affiliates that are used in or relate to such party’s business, including without limitation those listed in Exhibit A.

1.18	“Orbitz Content” means, to the extent permitted by Orbitz’ Suppliers, Travel Data provided by, or available on, Orbitz Sites, including availability, schedule, destination, price, travel provider brand features (e.g. name and logo), aircraft type and room type.

1.19	“Orbitz Domestic Online Travel Agency” means any or all U.S. targeted Online Travel Agencies owned or operated by or on behalf of Orbitz. For clarity, the Ebookers Sites (and any sub-domains thereof) shall not be considered an “Orbitz Domestic Online Travel Agency”.

1.20	“Orbitz Domestic Transaction” means each airline ticket, hotel room, car rental booking, vacation package or cruise cabin booked as a result of a click from an applicable Result on a Kayak Site to an Orbitz Domestic Online Travel Agency web site. By way of example, if a click results in the purchase of two airline tickets and one hotel room booked separately, this would equal three transactions. If a click results in the purchase of a vacation package that includes two airline tickets and one hotel room, this would equal one transaction.

1.26	“Orbitz Site(s)” means the web sites located at wwwOrbitz.com, www.CheapTickets.com or one or more additional Orbitz Domestic Online Travel Agencies as mutually agreed by the parties, and the Ebookers Sites, including any subdomains or successors of any of the foregoing, as accessed by any medium or means now known or hereafter developed, including without limitation, wireless, broadband and handheld devices. Upon 30 days’ prior written notice from Orbitz to Kayak, the list of Orbitz Sites may be expanded to include additional Orbitz Domestic Online Travel Agency web sites owned or operated by Orbitz and primarily intended for use by consumers booking travel and travel-related products and services. For clarity, the addition of any Ebookers Sites shall be made only by mutual agreement of the parties.

1.27	“Orbitz User Information” means the service tag, customer ID (assigned by Orbitz), booking date, PNR ID, passenger names, itinerary price, currency code, number of air segments, airline name, number of car segments, car rental company, number of hotel segments, hotel name, check-in date, origin, destination, departure date and arrival date (including any updates and corrections thereto) assigned by Orbitz to, collected by Orbitz from or provided to Orbitz by users of the Orbitz Sites (including Users).

1.21	“Query” means a request for Travel Data submitted by a User.

1.22	“Query-to-Bookings Ratio” means the ratio between the number of Queries submitted to each Orbitz Site by the Kayak Service across all paths (air, car, hotel, etc.) and the number of Orbitz Bookings generated by the resulting Clicks on such Orbitz Site.

1.23	“Result” means the Travel Data provided by the Kayak Service in response to a Query which consists of one or more specific itineraries. For clarification, an advertisement which does not provide a specific itinerary related to a Query (e.g., banner ads and sponsored text links) is not a Result.

1.24	“Screen Scraping” means capturing Travel Data through an automated means (such as a computer program).

1.25	“Supplier” means any entity that is primarily engaged in the supply and direct sale of travel and travel-related products and services (e.g., air carriers, hotel chains, car rental companies, cruise lines).

1.28	“Term” means the period from the Effective Date until this Agreement expires or is terminated pursuant to its terms.

1.29	“Travel Data” means prices, availability, schedules, images, descriptions, locations and other relevant data provided in conjunction with the sale of travel and travel-related products and services.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.30	“User” means an individual or entity that accesses the Kayak Sites or uses the Kayak Service to view Travel Data or otherwise research travel and travel-related products and services.

1.31	“XML Data Feed” means a data feed provided in XML format.

2.	Kayak Rights and Responsibilities.

2.1	Inclusion of Orbitz Content and Link to Orbitz Site in Results. Kayak will include Orbitz Content relevant to a Query in the Results of such Query on all Kayak Sites. Kayak will incorporate into any Result displaying Orbitz Content a hyperlink to the Orbitz Sites from which such Orbitz Content was obtained. The parties will cooperate to determine the landing page to which Users are transferred on the Orbitz Sites to maximize the likelihood of sale of travel and travel-related products and services via the Orbitz Site. Kayak shall not permit any Orbitz Content, or any Results derived in whole or in part from Orbitz Content, to link to any web site other than the relevant Orbitz Sites, excluding data derived from the Query, provided, however, that, solely to the extent Orbitz’ contract(s) with third-party provider(s) of such content so permit, and that Orbitz does not incur an additional charge for distributing such content. Orbitz Content specifically consisting of descriptive hotel data (hotel name, location, neighborhood, star rating, text description, amenity list, and static pictures), may be displayed on pages which contain links to other web sites and further provided that descriptive hotel data is attributed to Orbitz and links to the applicable Orbitz Site where appropriate. For purposes of clarification, clicks on the foregoing links qualify as Clicks. Kayak will not materially modify any Orbitz Content, but is under no obligation to display data in its entirety provided, however, that any incomplete display of Orbitz Content shall not disadvantage an Orbitz Site as compared to any non-Orbitz Result, nor shall it compromise Orbitz brand integrity.

2.2	Display of Travel Data. []*.

2.3	Sponsored Hotel Placement. Kayak will display an Orbitz only listing as the first sponsored hotel result []*.

2.4	Compare Results Link. Provided that Kayak includes a ‘compare results’ link in any product path, Kayak shall provide a []* compare results link to Orbitz, and Orbitz shall be the first Online Travel Agency listed. []*.

2.5	Fraudulent Use: Use of Proxy Server: User Information. Kayak will use commercially reasonable efforts to prevent fraudulent Queries, and at a minimum shall not solicit, facilitate, encourage or agree to provide access to, or otherwise remarket, or take affirmative steps to allow or permit access to or remarketing of any Orbitz Content through any automated process including screen-scraping, spiders, robots or other automated query tools, software or computer-generated search requests. Kayak will not use a proxy server to access any Orbitz Content. Kayak will not collect, monitor, market or advertise to, publish, disclose, or disseminate, any Orbitz User Information or other personally identifiable customer information on the Orbitz Sites.

2.6	Speed of Results. Kayak will use commercially reasonable efforts to ensure that Results are returned on the Kayak Site as quickly as possible. For clarification, commercially reasonable efforts include (a) processing Queries to Suppliers and Online Travel Agencies simultaneously and (b) either displaying Results on an “as- received” basis or displaying all Results simultaneously.

2.7	Query Volume. Kayak will provide Orbitz with timely projections of anticipated Query volume on a rolling monthly basis, with such projections to be delivered on a projection report substantially similar to that set forth in Exhibit C.

2.8	Modifications to the Kayak Sites: Enhancements to Kayak Sites. Kayak will use commercially reasonable efforts to provide Orbitz with reasonable notice prior to any known or scheduled material modifications to the Kayak Service, or any marketing or promotional events, that Kayak reasonably expects to result in a significant increase in Query volume. Kayak may from time to time offer enhancements to the functionality or services provided on the Kayak Sites.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

2.9	Query-to-Booking Ratio. Subject to the loss of exclusivity rights set forth in Section 4.2(d), if the Query-to- Booking Ratio on an Orbitz Site []*, Orbitz may immediately throttle search volume, or temporarily disable access, to the applicable Orbitz Site in order to maintain a Query-to-Booking Ratio of []*.

2.10	Kayak Support. Kayak will appoint a relationship manager to act as the primary point of contact between the parties with respect to this Agreement and will assign account management resources to assist in the day-to-day implementation of this Agreement and to promptly resolve technical problems having an adverse impact on the performance of the Orbitz Sites.

2.11	Supplier Restrictions on Sidestep.com. Kayak will not incorporate a hyperlink to, or display air travel content from, a Major Air Supplier Site in any Result displayed on www.sidestep.com unless Kayak receives compensation from such Major Air Supplier of []*.

2.12	Hotel Guest Reviews. Orbitz may elect, in Orbitz’ sole discretion, to provide hotel guest reviews to Kayak for display on Kayak Sites. If Orbitz elects to provide hotel guest reviews to Kayak, then Kayak at its sole discretion may display Orbitz’ hotel guest reviews, provided that any such display includes a link to Orbitz and full brand attribution.

3.	Orbitz Rights and Responsibilities.

3.1	Availability of Orbitz Content. To the extent permitted by Orbitz’s Suppliers, Orbitz will provide Kayak access to Orbitz Content by means of (a) Kayak-initiated Screen Scraping of the Orbitz Sites, and/or (b) an XML Data Feed (the preferred format), and/or (c) offline periodic access to Orbitz hotel data such as description and star rating. Orbitz will use commercially reasonable efforts to provide Orbitz Content that is the same or comparable to the Orbitz Content available on the Orbitz Sites, including pricing and availability.

3.2	Server Capacity. Subject to Section 2.7, Orbitz will use reasonable efforts to ensure sufficient server capacity to handle forecasted search load on each of the Orbitz Sites based upon the projected Query volumes provided by Kayak pursuant to Section 2.5 hereof.

3.3	Modification of Orbitz Site. Orbitz will use best efforts to provide Kayak with reasonable notice prior to any known or scheduled modifications to the Orbitz Sites that may affect Kayak’s ability to access, search and display Orbitz Content on the Kayak Sites or link Users to the Orbitz Sites from the Kayak Sites.

3.4	Orbitz Support. Orbitz will appoint a relationship manager to act as the primary point of contact between the parties with respect to this Agreement and will provide Kayak with reasonable technical assistance to integrate and implement the availability of Orbitz Content on the Kayak Sites and to promptly resolve technical problems having an adverse impact on Users that may arise from time to time.

4.	Exclusivity.

4.1	Exclusivity.

[]*.

4.2	Exceptions to Exclusivity.

[]*

5.	Payments and Reporting Obligations; Audit Right.

5.1	Net Revenue Generated by Clicks. Starting on July 1, 2007 and continuing throughout the Term, Orbitz will pay Kayak a share of Net Revenue for Orbitz Domestic Online Travel Agencies (“Orbitz Domestic OTA Net Revenue Share Fee”) and for the Ebookers Sites (“Ebookers Net Revenue Share Fee”) in accordance with Exhibit E. The Orbitz Domestic OTA Net Revenue Share Fee and Ebookers Net Revenue Share Fee will be calculated using 30-Day Look Back Tracking. Kayak shall provide Orbitz with a monthly invoice for the Orbitz Domestic OTA Net Revenue Share Fee and the Ebookers Net Revenue Share Fee based on the data provided in accordance with Section 5.4(b) below. Orbitz shall pay Kayak within forty-five (45) days following receipt of such invoice.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Notwithstanding the Orbitz Domestic OTA Net Revenue Share Fee indicated on Exhibit E, Orbitz shall pay Kayak a minimum average Orbitz Domestic OTA Net Revenue Share Fee of []* (“Orbitz Domestic OTA Airline Ticket Floor”). However, if such Orbitz Domestic OTA Airline Ticket Floor is []* of Orbitz’s total Net Revenue from the applicable Orbitz Transactions, Orbitz shall have the right to terminate this Agreement effective upon 60 days written prior notice to Kayak.

5.2	No Assurances Regarding Volumes or Net Revenue. While the parties will endeavor to encourage Users to make Clicks and Bookings, neither party makes any guarantees to the other party regarding the number of Clicks or the amount of Net Revenue that will be generated by any Bookings resulting from Clicks.

5.3	No Charge for Access to or Inclusion of Orbitz Content. Orbitz will provide Kayak with access to the Orbitz Content as described in Section 3.1 at no charge. Kayak will include Orbitz Content in the Results as described in Section 2.1 at no charge.

5.4	Tracking, Reporting and Audit.

(a)	Tracking. Orbitz and Kayak shall establish reasonable mechanisms to track Bookings generated from Clicks under this Agreement. Kayak shall tag services in order to permit Orbitz to track the source of traffic. The mechanism to track Bookings will have the capability to:

(i)	Provide 30-Day Look Back Tracking of Bookings and associated revenue per Booking generated from Clicks;

(ii)	Attribute Bookings to Clicks only when the Kayak Service was the last paid link (with Orbitz emails to be included as paid links) within the 30-day look back window according to the 30-Day Look Back Tracking mechanism; and

(iii)	Function as described in Exhibit B.

If Orbitz does not currently have a tracking mechanism which meets these requirements, then Kayak and Orbitz agree to implement a third party tracking system which to be agreed upon by both parties. Any incremental set-up or ongoing cost incurred for the implementation of a new tracking system will be shared equally between Kayak and Orbitz.

(b)	Reporting. Within fifteen days of the end of each calendar month, Orbitz will provide to Kayak a detailed report regarding Net Revenue, broken out by week. Kayak will provide to Orbitz a detailed weekly report regarding actual Query and Click volume. Notwithstanding the above, the parties will use good faith efforts to provide such reports on a daily basis.

(c)	Audit. Each party will have the right, no more than twice during a calendar year and at its own expense, to have an independent third party (bound by confidentiality obligations at least as strict as those set forth in this Agreement) inspect and audit all of the accounting and sales books and records of the other party that relate to the payments due hereunder, as long as (i) the auditing party provides the other party with reasonable notice prior to any audit and (ii) any inspection or audit is conducted during regular business hours in a manner that does not interfere with normal business activities. In the event that an audit reveals an underpayment or overpayment of the amounts due to Kayak for any calendar month of the Term, Orbitz shall immediately pay to or receive from Kayak, as the case may be, the amount owed with reasonable interest.

6.	License Grants. Orbitz grants Kayak a non-exclusive, nontransferable and non-assignable (except as permitted in Section 13.6), royalty-free license during the Term to (a) access, run queries against, generate Results from and display on the Kayak Sites Orbitz Content through the mechanism described in Section 3.1; (b) provide hyperlinks to Orbitz Sites; and (c) use, reproduce, distribute and display the Orbitz Brand Features solely in connection with the operation and maintenance of the Kayak Service, as authorized by this Agreement; provided that, Kayak’s uses of the Orbitz Brand Features must be pre-approved by Orbitz in each instance (with such approval not to be unreasonably delayed or withheld) and must comply with Orbitz’s Trademark Usage Guidelines set forth in Exhibit A.

7.	Confidential Information; Publicity; No Disparagement.

7.1

Terms and Conditions. All information disclosed by one party to the other (including, without limitation, the terms and conditions of this Agreement and any financial information disclosed by Orbitz to Kayak) shall be considered confidential and shall not be disclosed without the express written consent of the other party to any

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third parties except to such party’s (and its Affiliates’) employees, officers, directors, consultants, accountants, investors with a confidentiality agreement, attorneys (all of the foregoing on a need-to-know basis), or except as otherwise required by law (including or in connection with a public offering of shares of stock). Each party shall use the same degree of care in connection with the other party’s confidential information as it does with its own confidential information, but in any event no less than a reasonable degree of care. Neither party shall make any public announcement regarding the existence of this Agreement without the other party’s prior written approval and consent. If this Agreement or any of its terms must be disclosed under any law, rule or regulation, the disclosing party shall (i) give written notice of the intended disclosure to the other party at least five (5) days in advance of the date of disclosure, (ii) redact portions of this Agreement to the fullest extent permitted under any applicable laws, rules and regulations, and (iii) submit a request, to be agreed upon by the other party, that such portions and other provisions of this Agreement requested by the other party receive confidential treatment under the laws, rules and regulations of the body or tribunal to which disclosure is being made or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. The obligations of confidentiality set forth in this Section 7.1 shall not apply to the extent that (i) such information was known to the receiving party prior to its disclosure by the disclosing party, (ii) such information is or becomes part of the public domain through no fault of the receiving party, or (iii) such information was independently developed by the receiving party without use of or reliance on the disclosing party’s information.

7.2	Publicity. Neither party shall issue a press release regarding the relationship contemplated by this Agreement without the prior review and approval of both parties. Any such press release shall not discuss the financial terms of such relationship. Neither party will make any public statements about Orbitz’s participation in the Kayak Service without the prior approval of both parties.

7.3	No Disparagement. During the Term, Kayak will not disparage Orbitz and Orbitz will not disparage Kayak.

8.	Representations and Warranties; Disclaimer of Warranties; Limitation of Liability.

8.1	Representations and Warranties.

(a)     Each party represents and warrants that it is (in the case of Kayak) a corporation or (in the case of Orbitz) a limited liability company duly formed in its state of formation, it has all rights to enter into this Agreement and to grants the rights herein, and it will comply with all applicable laws in connection with performing its obligations hereunder.

(b)     Kayak represents and warrants that it shall not use as a domain name, as part of a domain name, as a metatag or pay for placement term or purchase or use search engine any Orbitz trademarks now or hereafter used by Orbitz or its Affiliates or other keywords which contain Orbitz trademarks or which are confusingly similar thereto, including common misspellings, including but not limited to: Orbitz, Cheaptickets, HotelClub, RatesToGo, or ebookers. Further, Kayak represents and warrants that it will not use any “spyware” or any other service that results in any of the Orbitz Sites being referenced in regard to internet searches for the Orbitz Brand Features or misdirecting users to (or from) the Orbitz Sites.

(c)     Orbitz represents and warrants that it shall not use as a domain name, as part of a domain name, as a metatag or pay for placement term or purchase or use search engine any Kayak trademarks now or hereafter used by Kayak or its Affiliates or other keywords which contain Kayak trademarks or which are confusingly similar thereto, including common misspelings, including but not limited to: Kayak, SideStep or Travelpost. Further, Orbitz represents and warrants that it will not use any “spyware” or any other service that results in any of the Kayak Sites being referenced in regard to internet searches for the Kayak Brand Features or misdirecting users to (or from) the Kayak Sites.

8.2	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY AND ITS AFFILIATES (AS DEFINED IN SECTION 1.1 HEREOF) AND SUPPLIERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.3	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO

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ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR GOODWILL OR ANTICIPATED PROFITS OR LOST BUSINESS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO (A) INDEMNITY OBLIGATIONS ARISING UNDER SECTION 9 OR (B) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, EACH PARTY’S TOTAL CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED []*. NOTWITHSTANDING THE ABOVE, ANY BREACH OF SECTIONS 2.1, 2.2, 4 OR 10 OF THIS AGREEMENT SHALL INCREASE EACH PARTY’S TOTAL CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT TO []*.

9.	Indemnification.

9.1	By Orbitz. Orbitz, at its own expense, will indemnify, defend and hold harmless Kayak, its Affiliates, and their employees, officers, directors, representatives, agents and Affiliates from and against any claim, suit, action or other proceeding, including but not limited to all damages, losses, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees) arising therefrom, brought by any third party against Kayak (collectively, a “Kayak Claim”) to the extent that the Kayak Claim is based on or arises from an allegation: (a) that the Orbitz Brand Features or the Orbitz Content violate any applicable law, rule or regulation or infringe the rights of any third party, including but not limited to intellectual property rights, privacy and publicity rights, claims of defamation, false or deceptive advertising claims and consumer fraud; or (b) any breach of Orbitz’ representations and warranties.

9.2	By Kayak. Kayak, at its own expense, will indemnify, defend and hold harmless Orbitz, its Affiliates, and their employees, officers, directors, representatives, agents and Affiliates from and against any claim, suit, action, or other proceeding, including but not limited to all damages, losses, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees) arising therefrom, brought by any third party against Orbitz (collectively, a “Orbitz Claim”) to the extent that the Orbitz Claim is based on or arises from an allegation: (a) that any Travel Data located on the Kayak Sites (except to the extent such Travel Data consists of Orbitz Content) violate any applicable law, rule or regulation or infringe the rights of any third party, including but not limited to intellectual property rights, privacy and publicity rights, claims of defamation, false or deceptive advertising claims and consumer fraud; (b) by a Supplier arising out of Kayak’s intentional breach of this Agreement; or (c) any breach of Kayak’s representations and warranties.

9.3	Procedure. All indemnification obligations under this Section 9 shall be subject to the following requirements: (a) the indemnified party shall provide the indemnifying party with prompt written notice of any claim, except that the indemnified party’s failure to provide prompt notice shall not waive any rights of the indemnified party to the extent that the rights of indemnifying party are not materially prejudiced thereby; and (b) the indemnified party shall permit the indemnifying party to assume and control the defense of any action upon the indemnifying party’s written acknowledgment of its obligation to indemnify (unless, in the opinion of counsel of the indemnified party, such assumption would result in a material conflict of interest). The indemnifying party shall not enter into any settlement or compromise of any claim without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party shall not be entitled to indemnification hereunder for any settlement or compromise of any claim entered without the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

10.	Term and Termination.

10.1	Term. This Agreement will become effective as of the Effective Date, and unless terminated or extended as set forth herein, will remain effective (a) with respect to all terms and conditions related to the Orbitz Domestic Online Travel Agencies, through December 31, 2013 (the “Orbitz Domestic Online Travel Agencies Term”), and (b) with respect to all terms and conditions related to the Ebookers Sites, through December 31, 2012 (the “Ebookers Sites Term”). The Orbitz Domestic Online Travel Agencies Term, the Ebookers Sites Term, and (if applicable) any extension of either tem mutually agreed in writing by the parties, will be known collectively as the “Term”.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

10.2	Termination.

(a)	By Either Party. This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party of that other party’s breach of any of its obligations under this Agreement in any material respect, which breach is not remedied within the thirty (30)-day notice period (for clarification, a failure by Orbitz to pay a Net Revenue Share Fee on or prior to the date it was due will constitute a material breach of Orbitz’s obligations under this Agreement).

(b)	By Orbitz: Exclusivity. If Kayak exercises the right to terminate Orbitz’s exclusivity for one or more paths as set forth in Section 4.2(c), then Orbitz shall have the right to terminate this Agreement with respect solely to the applicable path(s) effective upon 60 days written notice to Kayak.

(c)	Non-Exclusive Remedy. The foregoing rights of termination shall be in addition to any other legal or equitable remedies that the terminating party might have.

10.3	Effect of Termination. Upon any expiration or termination of this Agreement, all rights and licenses granted by one party to the other party under this Agreement shall terminate, except as expressly set forth herein.

10.4	Survival of Certain Provisions. Sections 1, 5 (with respect to payments accrued during the Term and the audit provision), 7-9, 11, 13, as well as this Section 10.4, shall survive any expiration or termination of this Agreement.

11.	Ownership.

11.1	Kayak Ownership. Orbitz acknowledges and agrees that as between Orbitz on the one hand, and Kayak on the other hand, Kayak owns all right, title and interest in and to any and all copyrights, patents, trademarks, trade secrets and other intellectual or industrial property rights in or related to the Kayak Services, the Kayak Sites or the Kayak Brand Features. Kayak reserves all rights not expressly granted herein.

11.2	Orbitz Ownership. Kayak acknowledges and agrees that as between Kayak on the one hand, and Orbitz on the other hand, Orbitz owns all right, title and interest in and to any and all copyrights, patents, trademarks, trade secrets and other intellectual or industrial property rights in or related to: (a) the Orbitz Sites: (b) the Orbitz Content; (c) the Orbitz Brand Features; and (d) the User Information. Orbitz reserves all rights not expressly granted herein.

12.	Intentionally left blank.

13.	General Provisions.

13.1	Independent Contractors; No Third Party Beneficiaries. It is the intention of Kayak and Orbitz that Kayak and Orbitz are, and shall be deemed to be, independent contractors with respect to the subject matter of this Agreement, and nothing contained in this Agreement shall be deemed or construed in any manner whatsoever as creating any partnership, joint venture, employment, agency, fiduciary or other similar relationship between Kayak and Orbitz. Except as expressly set forth herein, there shall be no third-party beneficiaries to this Agreement.

13.2	Entire Agreement. This Agreement, together with all exhibits attached hereto, represents the entire agreement between Kayak and Orbitz with respect to the subject matter hereof and thereof and supersedes all prior agreements and communications of the parties, whether oral or written, concerning such subject matter, including without limitation, the Promotion Agreement between Kayak and TDS Operations, Inc. dated March 23, 2006.

13.3	Amendment and Waiver. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by an authorized representative of each party. The waiver by any party of any breach or default shall not constitute a waiver of any different or subsequent breach or default. No delay in the part of either party in exercising any right hereunder will operate as a waiver thereof.

13.4	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

13.5

Successors and Assigns. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

foregoing, either party may assign this Agreement to an entity that acquires all or substantially all of its stock or assets, provided that assignee assumes all of the obligations of the assignor under this Agreement; and further provided that Kayak may not assign this Agreement to an Online Travel Agency without Orbitz’ prior written consent, which Orbitz may grant or withhold at its sole discretion.

13.6	Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement if such failure or delay is due to fire, flood, earthquake, strike, war (declared or undeclared), embargo, blockade, legal prohibition, governmental action, riot, insurrection, damage, destruction, act of terrorism, or any other similar cause beyond the control of such party.

13.7	Notices. Except as otherwise specifically provided herein, all notices, requests, demands, consents or other communications that are required or permitted hereunder shall be in writing, and shall be delivered by facsimile or electronic mail, with a confirmation copy simultaneously sent by Federal Express or other nationally recognized courier service (effective upon delivery), at the addresses set forth below:

If to Kayak:	If to Orbitz:

Kayak Software Corp.	Orbitz Worldwide, LLC
ATTN: Chief Executive Officer	ATTN: President, Chief Executive Officer
55 North Water Street, Suite 1	500 West Madison Street, Suite 1000
Norwalk, CT 08854	Chicago, IL 60661
Facsimile: 203-899-3125	Facsimile: 312-894-4856

cc: Legal Department	cc: Legal Department

13.8	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.9	Headings. The section headings contained in this Agreement are included for convenience only, and shall not limit or otherwise affect the terms of this Agreement.

13.10	Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

13.11	Dispute Resolution.

(a)	Escalation Events. All controversies, disputes, differences or claims between the parties arising out of or relating to this Agreement, including but not limited to any question relating to the existence, validity, termination, interpretation, performance or enforcement of this Agreement, will be deemed an “Escalation Event” and subject to the following escalation process. An Escalation Event first will be discussed in good faith by the parties at a mutually convenient location in an attempt to resolve the Escalation Event amicably, in whole or in part. A senior director or vice president of business development with decision- making authority of each party (“Senior Business People”) will participate in these discussions. If the Senior Business People cannot resolve the Escalation Event within five days, then each party will designate a senior executive with decision-making authority (“Senior Executive”) to meet and confer in an effort to resolve the Escalation Event. If the Senior Executives cannot resolve the Escalation Event within 5 days, then the chief executive officers of the respective parties (“CEO”) will meet and confer in an effort to resolve the Escalation Event. Any decisions and resolutions of the Senior Business People, Senior Executives or CEOs will be final and binding on the parties once reduced to writing and signed by the parties. If the procedures outlined under this Section 13.12(a) fail to resolve an Escalation Event, then the parties hereby agree to submit the issue to binding arbitration pursuant to Section 13.12(b).

(b)	Disputes, Arbitration. All Escalation Events that are not resolved according to Section 13.12(a) above (each, a “Dispute”) will be finally and exclusively settled by binding arbitration in accordance with the following:

(i)	Submission: Rules. Either party will be entitled to submit a Dispute to the American Arbitration Association (“AAA”) for binding arbitration in New York, New York by providing written notice to the other party and to AAA. Discovery will be conducted in accordance with Rules 26 through 36 and Rule 45 of the Federal Rules of Civil Procedure.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii)	Appointment of Panel. The parties will assemble a panel of three arbitrators (the “Panel”) as follows: Each party will nominate one arbitrator, and those two arbitrators will select a chairperson of the Panel. Each arbitrator on the Panel must have at least five years senior management or consulting experience in the on-line services industry and must not have been employed by or a supplier to either party during the preceding two years.

(iii)	Timing. The parties will undertake commercially reasonable efforts to conclude any arbitral proceedings within 60 calendar days from the date on which the last arbitrator accepts his or her appointment; provided, however, that if the arbitral award is not issued within such 60 calendar days, then the arbitration proceedings will continue until an award is made.

(iv)	Legal and Equitable Remedies. Neither party will be entitled to file a legal action against the other party until the arbitration is concluded, but nothing herein prohibits a party from requesting temporary injunctive relief from any court of competent jurisdiction. Either party may at any time apply to a court of competent jurisdiction for equitable relief.

(v)	Decision. Any decision or award of the Panel will be based solely on the terms of this Agreement and the facts and legal arguments presented at the hearing and any documents presented in accordance with the discovery rules. The Panel will issue a written decision that sets forth its rationale in reasonable detail. Any award rendered by the Panel may be enforced by any court of competent jurisdiction. The Panel will have the authority to award specific performance or an injunction to the prevailing party, or to make an award of direct damages, but will have no right to grant special, punitive or exemplary damages, or indirect or consequential damages unless such amounts are allowed under this Agreement.

13.13	Costs. Each party will pay its own expenses and costs incidental to the implementation of the transactions contemplated by this Agreement.

This Promotion Agreement has been executed by the parties effective as of the Effective Date.

KAYAK SOFTWARE CORP.		ORBITZ WORLDWIDE, LLC

By:	/s/ Steve Hafner	By:	/s/ Frank Petito

Name:	Steve Hafner	Name:	Frank Petito

Title:	CEO	Title:	SVP, CORP DEVP

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

Orbitz Brand Features and Trademark Usage Guidelines

Orbitz Brand Features

– word mark and stylized logo

Cheap Tickets – word mark and stylized logo

Lodging.com – word mark and stylized logo

Any other mark (word mark or stylized logo) in connection with an Orbitz Site that the parties mutually agree to add to the list set forth in Section 1.23 of the Agreement

Copyrighted designs of Orbitz Sites

Slogans of Orbitz Sites

Orbitz Trademark Usage Guidelines

1. Use of Orbitz Brand Features. The Orbitz Brand Features will be used only as explicitly licensed by Orbitz, and only under the terms and conditions and for the purposes described in such License. The other party to the License granted by Orbitz is referred to as the “Licensee”. To the extent they may differ with the general terms below, the specific terms of the License govern all use of the Brand Features by the Licensee.

2. Materials using Orbitz Brand Features. Any and all materials using the Orbitz Brand Features to be developed by Licensee (whether itself or in consultation with Orbitz) will not be publicly disseminated without Orbitz’s prior written approval, which will not be unreasonably withheld or delayed. All trademarks and service marks included in the Orbitz Brand Features will be designated with “SM”, “TM” or “®”, in the manner directed by Orbitz. The Orbitz Brand Features will not be presented or used: a) in a manner that suggests that editorial content has been authored by, or represents the views or opinions of, any Orbitz personnel or Affiliate; b) in a manner that is misleading, defamatory, libelous, obscene, infringing or otherwise objectionable; c) in connection with any material that infringes the trademark, copyright or any other rights of any third party; d) as part of a name of a product or service of a company other than Orbitz; or e) in a manner that infringes, derogates, dilutes, or impairs the rights of Orbitz in the Orbitz Brand Features. Licensee will comply with the commercially reasonable standards established by Orbitz and communicated to Licensee with respect to the form of the Orbitz Brand Features and their usage.

3. Deficient use of Orbitz Brand Features. If Orbitz at any time finds any materials using Orbitz Brand Features to be deficient in quality or finds any materials being marketed in a misleading or deceptive manner, then Orbitz may notify Licensee of such deficiency, and Licensee will eliminate such deficiency within a commercially reasonable time.

4. Modifications of Trademark Usage Guidelines. Orbitz will have the right modify these guidelines, from time to time, with respect to the Orbitz Brand Features, upon prior written notice to Licensee.

5. Modification or Discontinuation of Orbitz Brand Features. In the event that Orbitz decides, in its sole discretion, to modify or discontinue the use of any Orbitz Brand Features, Licensee agrees, upon 120 days’ prior written notice from Orbitz, to refrain from using the unmodified or discontinued Orbitz Brand Features, destroy all designs, stationary, promotional materials, advertising or other materials of every kind using any of the unmodified or discontinued Orbitz Brand Features, and to commence using the modified or substituted Orbitz Brand Features within 120 days following Orbitz’s written notice. In the event that Orbitz provides less than 120 days’ prior written notice, Orbitz will bear the reasonable expense of unused inventory containing the unmodified or discontinued Orbitz Brand Features.

6. Use for Orbitz’s Benefit. Any use of the Orbitz Brand Features will inure to the benefit of Orbitz. By using the Orbitz Brand Features pursuant to Orbitz’s approval, Licensee acknowledges Orbitz’s ownership of all Orbitz Brand Features and warrants that it will not take any action which is inconsistent with Orbitz’s ownership.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit B

Detailed Requirements for Tracking System

Tracking System Objectives: The purpose of the tracking system (“System”) is to allow for Bookings generated from Clicks to be tracked using 30-Day Look Back Tracking and otherwise in accordance with the terms of this Agreement.

Data Collection:

a.	Summary: The System will function by using URL parameters to identify sources and by using cookies to identify visitors coming from those sources.

b.	URL parameters: For Orbitz to attribute Bookings to Clicks, the System must be able to identify the source of the lead as Kayak or otherwise. Unique tracking parameters in the URL of leads to Orbitz from a Kayak Site will designate Kayak as the source. The System must provide tracking parameters to Kayak and Kayak will include these in the linking URLs for all Kayak leads to Orbitz.

c.	Cookies: The System must set cookies on end-users’ browsers to identify unique visitor sessions. These cookies will be used to associate returning visitors, look-back conversions (within 30 days), and repeat conversions to their original visitor sessions. The cookie will allow the system to identify the source from which these visitors originated based on the unique URL tracking parameters. It will be set each time a lead to an Orbitz Site is made. If the cookie has already been set for a prior lead, subsequent leads will override the previously set cookie and designate a new source, even if the new source may be the same as the previous source. For end-users that disable cookies in their browsers or delete cookies prior to a conversion, the system will not be able to look-back and associate conversions to prior leads. In this scenario, the conversion will only be attributed to the lead which creates a Booking in the same session. However, Orbitz will not provide Kayak with information regarding the type of conversion (unique session or latent conversion).

Data Presentation:

a.	Data Aggregation: The System aggregates all user conversion data collected through the scripting and processes it.

b.	Data Elements: At a minimum, the System will allow both Orbitz and Kayak to view reports which detail each conversion, date/time-stamp of conversion, corresponding transaction ID, associated revenue, attributed source (Kayak), date/time-stamp of most recent introduction from attributed source and attributed lead query (an O/D pair, destination, vacation package, queried keywords, matched keywords, etc.). For any given time frame, the reports will display revenue and conversion counts in an aggregate view and a daily view.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit C

Projected Query Volume

Kayak Site:

Product	Month 1	Month 2	Month 3
Air
Hotel
Car

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit D

Kayak Brand Features and Trademark Usage Guidelines

Kayak Brand Features

Kayak – word mark and stylized logo

Kayak Network - word mark and stylized logo

Any other mark (word mark or stylized logo) in connection with a Kayak Site as set forth in Section 1.6 of the Agreement

Copyrighted designs of Kayak Sites

Slogans of Kayak Sites

Kayak Trademark Usage Guidelines

1. Use of Kayak Brand Features. The Kayak Brand Features will be used only as explicitly licensed by Kayak, and only under the terms and conditions and for the purposes described in such License. The other party to the License granted by Kayak is referred to as the “Licensee”. To the extent they may differ with the general terms below, the specific terms of the License govern all use of the Brand Features by the Licensee.

2. Materials using Kayak Brand Features. Any and all materials using the Kayak Brand Features to be developed by Licensee (whether itself or in consultation with Kayak) will not be publicly disseminated without Kayak’s prior written approval, which will not be unreasonably withheld or delayed. All trademarks and service marks included in the Kayak Brand Features will be designated with “SM”, “TM” or “®”, in the manner directed by Kayak. The Kayak Brand Features will not be presented or used: a) in a manner that suggests that editorial content has been authored by, or represents the views or opinions of, any Kayak personnel or Affiliate; b) in a manner that is misleading, defamatory, libelous, obscene, infringing or otherwise objectionable; c) in connection with any material that infringes the trademark, copyright or any other rights of any third party; d) as part of a name of a product or service of a company other than Kayak; or e) in a manner that infringes, derogates, dilutes, or impairs the rights of Kayak in the Kayak Brand Features. Licensee will comply with the commercially reasonable standards established by Kayak and communicated to Licensee with respect to the form of the Kayak Brand Features and their usage.

3. Deficient use of Kayak Brand Features. If Kayak at any time finds any materials using Kayak Brand Features to be deficient in quality or finds any materials being marketed in a misleading or deceptive manner, then Kayak may notify Licensee of such deficiency, and Licensee will eliminate such deficiency within a commercially reasonable time.

4. Modifications of Trademark Usage Guidelines. Kayak will have the right modify these guidelines, from time to time, with respect to the Kayak Brand Features, upon prior written notice to Licensee.

5. Modification or Discontinuation of Kayak Brand Features. In the event that Kayak decides, in its sole discretion, to modify or discontinue the use of any Kayak Brand Features, Licensee agrees, upon 120 days’ prior written notice from Kayak, to refrain from using the unmodified or discontinued Kayak Brand Features, destroy all designs, stationary, promotional materials, advertising or other materials of every kind using any of the unmodified or discontinued Kayak Brand Features, and to commence using the modified or substituted Kayak Brand Features within 120 days following Kayak’s written notice. In the event that Kayak provides less than 120 days’ prior written notice, Kayak will bear the reasonable expense of unused inventory containing the unmodified or discontinued Kayak Brand Features.

6. Use for Kayak’s Benefit. Any use of the Kayak Brand Features will inure to the benefit of Kayak. By using the Kayak Brand Features pursuant to Kayak’s approval, Licensee acknowledges Kayak’s ownership of all Kayak Brand Features and warrants that it will not take any action which is inconsistent with Kayak’s ownership.

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit E

Revenue Share Schedule

[]*

*	CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.